NEWS BULLETIN FROM                                   32605 W. Twelve Mile Rd.
                                                     Suite 250
[COVANSYS LOGO]                                      Farmington Hills, MI  48334
                                                     NASDAQ:  CVNS


FOR FURTHER INFORMATION


AT THE COMPANY:                           AT FRB|WEBER SHANDWICK: EMAIL ADDRESS:
David Roady            Mike Duffey        George Zagoudis-General Info gzagoudis@webershandwick.com
Investor Relations     EVP & CFO          Lisa Fortuna--Analysts       lfortuna@webershandwick.com
(248) 848-2221         (248) 848-2298     (312) 266-7800
droady@covansys.com


WEDNESDAY, FEBRUARY 11, 2004

              COVANSYS REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS
                   CASH AND INDIAN OPERATIONS CONTINUE TO GROW

FARMINGTON HILLS, MI FEBRUARY 11, 2004 -- Covansys Corporation (NASDAQ: CVNS), a worldwide provider of information technology services, reported fourth quarter revenue of $91.6 million compared with $98.4 million generated in the fourth quarter of 2002 and $94.4 million in third quarter 2003.

Net income available to common shareholders was $0.17 per share in the fourth quarter 2003, an increase over both the $0.01 per share earned in the fourth quarter of 2002 and the $0.12 per share reported in the third quarter. Included in the fourth quarter 2003 earnings is a one-time favorable income tax adjustment of $3.2 million or $0.09 per share.

Net income before the non-cash convertible redeemable preferred stock dividends in the fourth quarter was $6.1 million versus $1.3 million in the fourth quarter 2002 and $4.2 million in the third quarter 2003.

Highlights of the fourth quarter included:

        * Increased billing headcount and hours billed in India by 294 employees and 12%, respectively
        *        India centric revenue increased to 25% of total revenue
        *        Headcount in India grew to 52% of total headcount
        *        Reduced SG&A as a percent of sales to 20.3%
        *        Generated cash flow from operations of $13.1 million

Michael Duffey, Chief Financial Officer stated, "During the fourth quarter several large multi-year contracts in our public sector practice were re-assessed. This re-assessment, which was an extension of our monthly project evaluation process, resulted in the elongation of two contracts. In addition, another contract was terminated for convenience. These three challenged accounts generated a reduction in revenues in the quarter of approximately $2.0 million contributing to a reduction in gross margin of $3.3 million. These adjustments had a 3.0 percentage point negative impact on the gross margin percentage in the quarter."

"In the fourth quarter, we delivered revenue, earnings and cash flow consistent with the levels achieved in


                                      MORE

FRB/Weber Shandwick serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

the prior quarter, excluding the impact attributed to terminated and re-assessed contracts." Martin Clague, President and Chief Executive Officer explained. "Further, we continued to experience improvement in several metrics in the fourth quarter including a two percent sequential increase in overall billed hours driven by a 12% increase in India based billed hours."

During the fourth quarter, Covansys added 13 new logos and announced new projects with both commercial and public sector clients. In the public sector, National Flood Insurance Program (NFIP) awarded Covansys with a contract of an estimated duration of five years and projected revenue of $26.5 million. Under the terms of the contract, Covansys will provide its' proprietary flood services solution, FloodConnect, in addition to acting as the exclusive servicing agent for the NFIP. In addition, Covansys successfully completed the implementation of a Comprehensive Hospital Abstract Reporting System (CHARS) for the Washington State Department of Health.

In the commercial sector, Covansys was awarded a contract with the Screen Actors Guild - Producers Pension & Health Plan to implement the pension administration product, Clarety. Mr. Clague added, "The commercial sector provides us with significant new market opportunities for our retirement product, which has historically been marketed only within the public sector." Also in the commercial sector, Covansys (India) Private Limited, successfully implemented a retail transaction system for India Motor Parts & Accessories, Ltd. (IMPAL), one of the largest distributors of vehicle spare parts in India. The company contracted with Covansys to develop a retail transaction system in response to increased market competition.

Gross profit was $23.0 million or 25.1% of revenue for the quarter ended December 31, 2003, compared with $24.7 million or 25.1% of revenue in the fourth quarter 2002. Gross profit sequentially was down from $26.1 million or 27.7% of revenue in the third quarter of 2003. This deterioration of 2.6 percentage points from the third quarter was primarily attributed to several challenged projects and lower utilization related to holidays, partially offset by increased billing in India. Observed Mr. Duffey, "These challenged projects, contributed to a loss of approximately 3.0 percentage points in gross margin, included a contract that was terminated for convenience, while another large project required an increase in hours associated with a larger than expected effort to convert our proprietary Clarety framework to Websphere(R)." Gross profit, for the fourth quarter, excluding the margin impact of the previously noted projects, would have been $26.3 million or 28.1%. The company adopted several new processes beginning in the fourth quarter to minimize the potential for future large adjustments on fixed price projects, including the appointment of a Fixed Price Specialist and the adoption of a more refined set of internal standard practices. "We centralized public sector delivery under a seasoned executive hired from the outside." Mr. Duffey continued, "We firmly believe that these actions will support consistent delivery with higher overall returns in our public sector practice and that the revised estimates are appropriate in reflecting the costs to finish each of these projects." The deterioration in gross margin, associated with lower utilization, was offset by a higher percentage of work being performed in India and the cost savings realized from the organizational realignment completed in 2003.

Fourth quarter utilization has historically been negatively impacted by holidays and customer shutdowns in certain industries. Domestic utilization was 80% in the fourth quarter 2003, down from 83% for the third quarter 2003 and up from 77% for the fourth quarter 2002. Utilization in India was 76% for the fourth quarter compared with 80% in the third quarter 2003 and 72% for the fourth quarter 2002. Utilization in India was negatively impacted as Covansys began to aggressively hire to meet expected 2004 demand. Mr. Duffey added, "We continue to believe that our long-term targeted domestic and Indian utilization rates of 85% and 77-79%, respectively, are attainable on a consistent basis."

The percentage of revenue derived from operations in India, inclusive of work performed on behalf of our European clients, was 25% of total revenue in the fourth quarter 2003 compared with 21% in the third quarter 2003 and 17% for the fourth quarter 2002. "Although we continue to develop our offshore revenue base, India's fourth quarter revenue contribution was marginally inflated by a decreased revenue base in the United States attributable to the previously identified reduction in revenue in the quarter. We anticipate maintaining revenue generated by Indian operations in a range of 24-25% in the next quarter and continuing to drive to higher levels throughout 2004," commented Mr. Duffey. Billing headcount in India increased by approximately 294 consultants in the fourth quarter and has increased by 672 consultants or over 50% since December 2002. Covansys expects to continue to increase the size of its global workforce including India.

Selling, general and administrative expenses totaled $18.6 million or 20.3% of revenue in the fourth quarter 2003. This compares favorably with $19.3 million or 20.5% of revenue for third quarter 2003 and $24.4 million or 24.8% in the fourth quarter 2002. "Through the elimination of overlapping layers in the organization in 2003, we were able to cut costs and better align our support structure with our AMD/O; Public Sector; and India focus. We remain focused on additional improvements and aggressively managing SG&A based on business levels," Mr. Duffey indicated.

The effective tax rate was 18.0% for the full year 2003. The tax rate for the fourth quarter and full year included a one-time $3.2 million favorable tax adjustment related to the settlement of income tax audits for the years 1998 through 2001. Apart from the impact of the one-time favorable tax adjustment, the federal and state cash taxes will be limited as the company utilizes domestic NOL carry forwards and the overall effective rate was negatively impacted by permanent items such as Subpart F income and travel and entertainment expenses. The Company estimates that its effective tax rate in 2004 and beyond will be at, or below, 37%.

Full-Year 2003 Results:

For the year ended December 31, 2003, Covansys Corporation reported revenue of $378.8 million compared with $383.1 million generated in 2002.

Net income available to common shareholders was $0.23 per share for the year, an increase versus a loss of $0.01 reported in the 2002.

Pro forma EPS, assuming conversion of the convertible redeemable preferred stock, would result in EPS of $0.30 for 2003 compared to EPS of $0.11 for 2002. Included in full year 2003 earnings is a one-time positive income tax adjustment of $3.2 million or $0.09 per share.

Net income before the non-cash convertible redeemable preferred stock dividends for the year ended December 31, 2003 was $10.8 million versus $3.9 million in the prior year. Net income in 2003 reached its highest level since 1999.

Gross profit was $93.9 million or 24.8% of revenue for 2003, compared with $98.2 million or 25.6% of revenue in 2002. Gross profit for the year was negatively impacted by $2.2 million in severance and $5.3 million of negative gross margin across four projects in Covansys' public sector practice. "We believe that we have implemented process and staffing changes which will minimize the risk of substantial future revisions in our estimates on fixed price projects," explained Mr. Clague.

Selling, general and administrative expenses totaled $82.5 million or 21.8% of revenue in 2003 inclusive of $2.0 million in severance, a decrease from $97.5 million or 25.5% of revenue in 2002. Covansys improved its operating margin from 0.2% of revenue in 2002 to 3.0% in the year ended, December 31, 2003.

The combination of cash and short-term investments at the end of the fourth quarter 2003 was $127.5 million, an increase of approximately $11.0 million from $116.5 million at the end of the third quarter 2003 and of $26.5 million for the year. Operating cash flow was $13.1 million for the fourth quarter 2003 versus $15.0 million in the prior quarter. In the year, cash flow from operating activities increased to $35.5 million from $16.0 million recorded in 2002. "Positive cash flow in the quarter and year was generated from earnings, depreciation and amortization in excess of capital investments and a reduction in working capital," Mr. Duffey advised. "Days' sales outstanding (DSO's), based on a single point calculation, were 70.2 days, comparable with the prior quarter. We anticipate driving this metric down to a range of 65-68 days in the coming quarters."

Covansys did not purchase any shares during the quarter and purchased 557,200 shares in 2003. The share repurchase plan authorizes future purchases of up to
2.8 million additional shares.

In 2003, Covansys had 71 customers which generated revenue in excess of $1 million; 14 with revenue in excess of $5 million; and five customers with revenue in excess of $10 million.

Mr. Clague noted, "In 2003, we re-aligned our organization, sharpened our business focus and improved the efficiencies of our delivery model. We reorganized our North American business into two segments, public sector and commercial, with commercial split into two geographic regions, East and West." Mr. Duffey added, "During the year, our organizational realignment generated total severance expense of $4.2 million which produced an estimated, fully loaded, annual cost savings of $50 million."

"Apart from the aforementioned projects, we believe that our results in the fourth quarter reflect our positive actions and that we will continue to experience an increase in hours billed; an increase in work performed offshore; relatively high utilization; and a declining level of SG&A in 2004," concluded Mr. Clague. "We expect reported gross margins in 2004 to return to the levels reported in the third quarter 2003 and that Covansys will continue to maintain or improve overall profitability, while improving cash flow and preserving our strong balance sheet in 2004. The actions taken during 2003 have made Covansys a much stronger company and we enter 2004 well positioned to drive consistently improving operating performance throughout the year."

ABOUT COVANSYS
Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.

SAFE HARBOR STATEMENT

With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include general economic conditions and conditions in the IT industry such as the demand for IT services, public sector government budgetary constraints, potential cost overruns on fixed-price projects, effective application of the percentage of completion method of accounting for fixed priced contracts, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the U.S. Securities and Exchange Commission.

                        FOR MORE INFORMATION ON COVANSYS,
                 visit the Company's website at WWW.COVANSYS.COM

                            -FINANCIAL TABLES FOLLOW-

                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands except per share amounts)

                                                   Three Months Ended December 31,         Twelve Months Ended December 31,
                                                   -------------------------------         --------------------------------
                                                      2002                 2003                 2002               2003
                                                    ---------            -------             ---------          ---------
Revenues                                            $  98,354            $ 91,648            $ 383,053          $ 378,803

Cost of Revenues                                       73,699              68,641              284,853            284,866
                                                    ---------            --------            ---------          ---------
Gross Profit                                           24,655              23,007               98,200             93,937

Selling, general and administrative                    24,369              18,569               97,545             82,530
                                                    ---------            --------            ---------          ---------

Income from operations                                    286               4,438                  655             11,407

Other income (expense), net                             1,654                 825                4,110              1,781
                                                    ---------            --------            ---------          ---------

Income from operations before income taxes              1,940               5,263                4,765             13,188

Provision for income taxes                                647                (800)                 880              2,370
                                                    ---------            --------            ---------          ---------

Net income                                              1,293               6,063                3,885             10,818

Convertible redeemable preferred stock dividends        1,013               1,122                4,298              4,433
                                                    ---------            --------            ---------          ---------

Net income (loss) available for
    common shareholders                             $     280            $  4,941            $    (413)           $ 6,385
                                                    =========            ========            =========          =========


Earnings Per Share:
   Basic                                                 0.01                0.18                (0.01)              0.24
                                                    =========            ========            =========          =========

   Diluted                                               0.01                0.17                (0.01)              0.23
                                                    =========            ========            =========          =========


Basic Weighted Average Shares                          27,431              26,779               27,734             26,975

Dilutive Effect of Options                                  8                 559                   25                229

Convertible Redeemable Preferred Stock              (A)                     8,696             (A)                (A)
                                                    ---------            --------            ---------          ---------

Diluted Weighted Average Shares                        27,439              36,034               27,759             27,204
                                                    =========            ========            =========          =========



(A) Anti-dilutive

Pro Forma Diluted Earnings Per Share, (as if Convertible Redeemable Preferred
Stock has been converted):

Net income                                          $   1,293            $  6,063            $   3,885           $ 10,818

Diluted weighted average common shares                 36,135              36,034               36,455             35,900
                                                                               .
Diluted pro forma net income per share as if
    convertible redeemable preferred stock has
    been converted                                       0.04                0.17                 0.11               0.30
                                                    =========            ========            =========          =========


SELECTED OPERATING DATA

Operating Margin                                         0.29%               4.84%                0.17%              3.01%


                              COVANSYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (Unaudited, in thousands)

                                                  December 31,    December 31,
                                                      2002            2003
                                                  ------------    ------------
Current Assets:

  Cash and cash equivalents                         $ 87,742        $ 89,671
  Short-term investments                              13,263          37,804
                                                    --------        --------
                                                     101,005         127,475

  Accounts receivable, net                            69,290          69,967

  Revenues earned in excess of billing, net           42,500          32,087

  Prepaid expenses and other                          10,342          13,919
                                                    --------        --------

              Total current assets                   223,137         243,448

Property and equipment, net                           43,380          38,178

Goodwill, net                                         17,053          18,441

Other assets                                          21,704          15,536
                                                    --------        --------

              Total Assets                          $305,274        $315,603
                                                    ========        ========

Current liabilities                                  $58,754         $54,808

Other liabilities                                        128             833

Preferred Stock                                      164,222         168,655

Shareholders' equity                                  82,170          91,307
                                                    --------        --------

              Total Liabilities and
                Shareholders' Equity                $305,274        $315,603
                                                    ========        ========


                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited, in thousands)

                                                                 Twelve Months              Twelve Months
                                                                 Ended Dec 31,              Ended Dec 31,
                                                                     2002                        2003
                                                                 -------------              -------------
Net income                                                          $  3,885                   $ 10,818
Adjustments to reconcile net income to net cash used by
  operating activities:
  Depreciation and amortization                                       14,890                     16,087
  Other                                                                 (348)                      (466)
  Change in assets and liabilities                                    (2,406)                     9,053
                                                                    --------                   --------
      Net cash provided by operating activities                       16,021                     35,492
                                                                    --------                   --------

Cash flows from investing activities:
  Investment in property, equipment and other                        (16,058)                   (10,326)
  Investment in available-for-sale securities, net                   (13,072)                   (22,833)
  Business acquisition, net of cash received                         (16,011)                         0
  Proceeds from sale of asset                                              0                        278
  Investment in computer software                                     (1,021)                         0
                                                                    --------                   --------
      Net cash used in investing activities                          (46,162)                   (32,881)
                                                                    --------                   --------

Cash flows from financing activities:
  Net proceeds from issuance of common stock                             526                          0
  Net proceeds from exercise of stock options and other, net             185                        803
  Repurchases of common stock                                         (6,583)                    (1,485)

                                                                    --------                   --------
    Net cash provided by (used in) financing activities               (5,872)                      (682)
                                                                    --------                   --------

Increase in cash and cash equivalents                                (36,013)                     1,929
Cash and cash equivalents at beginning of period                     123,755                     87,742
                                                                    --------                   --------
Cash and cash equivalents at end of period                          $ 87,742                   $ 89,671
                                                                    ========                   ========

